Exhibit 99.1

Press Release	Source: BMP Sunstone Corporation
BMP Sunstone Completes Sunstone Acquisition
Tuesday February 19, 9:00 am ET
Corporate Name Changes to “BMP Sunstone Corporation”
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—BMP Sunstone Corporation (NASDAQ:BJGP — News) (“BMP Sunstone” or the “Company”), today announced it has completed its acquisition of Hong Kong Fly International Health Care Limited, a Hong Kong corporation that holds a 100% equity interest in Sunstone Pharmaceutical Co., Ltd., (“Sunstone”) and changed its name from “Beijing Med-Pharm Corporation” to “BMP Sunstone Corporation.”
David Gao, Chief Executive Officer of BMP Sunstone, stated “Today is a momentous day in our corporate history as we complete the purchase of the remaining 51 percent of Sunstone. Sunstone is a proven leader in selling and marketing OTC products, with sales to approximately 40 percent of all retail pharmacies in China. With today’s announcement, we immediately expand our drug portfolio to include high profile, nationally recognized OTC brands including Hao Wawa (“Good Baby”) for children’s healthcare and Kang Fu Te (“Confort”) for women’s healthcare. Sunstone’s therapeutic focus on pediatrics and women’s health is a perfect fit for our existing sales and marketing capabilities, and we look forward to leveraging the combined power of our existing prescription and hospital sales force with Sunstone’s robust OTC and retail pharmacy sales force. Lastly, I’d like to personally welcome Mr. Han and Mr. Tong to our senior management team and Board of Directors. We believe their years of experience operating businesses in China, specifically in China’s healthcare industry, are great assets for us.”
Fred Powell, Chief Financial Officer of BMP Sunstone, stated, “With the acquisition of Sunstone and our formation of BMP Sunstone Corporation, we gain a profitable entity with revenue growth that we believe continues to outpace the industry growth rate of 18 percent. Sunstone generated revenue of $29.5 million and operating income of $8.1 million in the first nine months of 2007, as well as $35.9 million in revenue and $9.9 million in operating income during the full year 2006. We look forward to building on this success in 2008 and beyond.”
Additionally, management believes that the creation of BMP Sunstone provides a number of short-term and long-term opportunities for the Company and for shareholders, including:
•	Financial performance: Sunstone is immediately accretive to BMP Sunstone’s financial results. Pro forma financial results can be found in the Form 8-K filed with the Securities and Exchange Commission on January 16, 2008.

•	Enhanced product portfolio: BMP Sunstone’s portfolio will now include Sunstone’s OTC healthcare products, including high profile, nationally recognized OTC products under the Hao Wawa (“Good Baby”) and Kang Fu Te (“Confort”) brands.

•	Expanded presence in retail pharmacies: Sunstone contributes a rapidly growing retail pharmacy sales and marketing presence, including the ability to sell and market to 50,000 retail pharmacies in China.

•	Combined power of hospital and OTC sales forces: BMP Sunstone has over 1,100 sales people focusing on marketing prescription drugs in hospitals, as well as OTC products in retail and hospital pharmacies. In leveraging BMP Sunstone’s presence in hospitals, BMP Sunstone has the near-term opportunity to increase Sunstone’s sales in hospital pharmacies, which generated only three percent of Sunstone’s revenue in prior periods.

•	Enhanced value proposition: With combined capabilities in different geographic areas and customer segments, BMP Sunstone enhances its overall value proposition. Management believes this will facilitate the licensing of additional products from around the world, as global pharmaceutical companies try to enter the Chinese market.
Gao stated, in closing, “With the creation of BMP Sunstone, we are uniquely positioned as the only the one-stop-shop for market entry to China. We believe BMP Sunstone is a stronger, more robust service provider than either standalone entity, and this matters most as we work with global pharmaceutical companies to bring their products into China.”
About BMP Sunstone Corporation
BMP Sunstone Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. BMP Sunstone’s proprietary portfolio, primarily focusing on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including the synergies that can be achieved due to the acquisition, the actual growth of Sunstone’s retail pharmacy sales and marketing presence, the possibility of increasing Sunstone’s sales in hospitals, the ability of the Company to achieve increased product licensing as a result of the acquisition and the strength and robustness of the Company following the acquisition. These statements are subject to uncertainties and risks including, but not limited to, the ability to integrate Sunstone into the Company’s operations, the ability of management to leverage the combined capabilities of BMP Sunstone and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
BMP Sunstone Corporation:
Chief Financial Officer
Fred M. Powell, 610-940-1675
or
Integrated Corporate Relations, Inc.
In the U.S.:
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)
or
In Asia:
Xuyang Zhang
86 10 8523 3087 (Investor Relations)